UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE LOVESAC COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE LOVESAC COMPANY
Two Landmark Square, Suite 300
Stamford, CT 06901

April 26, 2021

Dear Fellow Stockholders:

You are invited to attend the 2021 Annual Meeting of Stockholders of The Lovesac Company at 10:00 a.m. Eastern Time on June 7, 2021, to be conducted virtually via live webcast by pre-registering at https://viewproxy.com/LovesacCompany/2021/.

The following Notice of Annual Meeting of Stockholders outlines the business to be conducted at the virtual 2021 Annual Meeting of Stockholders. All stockholders of record of our common stock at the close of business on April 12, 2021, the record date, are entitled to notice of and to vote at this meeting and any continuation, postponement, or adjournment thereof. Due to public health and safety concerns related to the novel coronavirus (“COVID-19”), we determined that a virtual only meeting is advisable for the health and safety of our officers, directors, associates and stockholders.

You will be able to attend the virtual 2021 Annual Meeting of Stockholders by first registering at https://viewproxy.com/LovesacCompany/2021/. You will receive a meeting invitation by e-mail with your unique link to join along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual 2021 Annual Meeting of Stockholders. All registrations to attend the virtual 2021 Annual Meeting must be received by 11:59 p.m. Eastern Time on June 4, 2021. Whether or not you expect to attend, we urge you to vote as promptly as possible. If you vote in advance you may still decide to attend the virtual 2021 Annual Meeting of Stockholders and vote your shares during the meeting. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

On behalf of the Board of Directors of The Lovesac Company, I would like to take this opportunity to thank our stockholders for their continued support of Lovesac. We hope you can attend the virtual 2021 Annual Meeting.

Sincerely yours,

/s/ Shawn Nelson
Shawn Nelson Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2021

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of The Lovesac Company at 10:00 a.m. Eastern Time on June 7, 2021, to be conducted virtually via live webcast by pre-registering at https://viewproxy.com/LovesacCompany/2021/.

PROXY MATERIALS

This Notice of Annual Meeting, the Notice of Internet Availability of Proxy Materials, Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended 2021 (“2021 Annual Report”), and form of proxy are being made available on or about April 26, 2021.

PROPOSALS

(1)	To elect seven (7) directors to the Board of Directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the maximum size of the Company’s Board of Directors to nine (9) directors;

(3)	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2022; and

(4)	To transact any and all other business that may properly come before the 2021 Annual Meeting or any continuation, postponement, or adjournment thereof.

RECORD DATE

If you were a stockholder of record on April 12, 2021, you may vote your shares at the 2021 Annual Meeting.

VOTING

You may vote your shares at the Annual Meeting by following the instructions on the Notice of Internet Availability of Proxy Materials. You may vote on the Internet, by telephone or by completing and returning a proxy card to us in the envelope provided. Further information about how to register for and attend the virtual Annual Meeting online, vote your shares online during the meeting and submit questions online during the meeting is included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Please read the entire Proxy Statement before casting your vote.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: Our 2021 Annual Report, this Notice and Proxy Statement and the proxy card are available electronically at https://www.astproxyportal.com/ast/22259.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF THREE WAYS:

Refer to the enclosed proxy materials or information provided by your broker or other holder of record to see which voting methods are available to you.	INTERNET Visit the website on your proxy card	BY TELEPHONE Call the telephone number on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

To be held on Monday, June 7, 2021

FY 2021 PROXY STATEMENT	1

FY 2021 PROXY STATEMENT	2

GENERAL INFORMATION

Why am I receiving these materials?

The Board of Directors of The Lovesac Company (which we refer to in this Proxy Statement as “we”, “our”, “us” or “Lovesac”) is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2021 Annual Meeting of Stockholders (which we refer to as the “Annual Meeting”) and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held virtually at https://viewproxy.com/LovesacCompany/2021/ on Monday, June 7, 2021, commencing at 10:00 a.m. Eastern Time.

We have mailed the Notice of Internet Availability of Proxy Materials to all stockholders and beneficial owners of record as of April 12, 2021, the record date for the Annual Meeting. All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement, as filed with the U.S. Securities and Exchange Commission, (the “SEC”), on or about April 26, 2021, and our 2021 Annual Report. The Notice of Internet Availability of Proxy Materials includes information on how to access the proxy materials, how to submit your vote on the Internet, by phone, by mail, or how to request a paper copy of the proxy materials. This Proxy Statement and our 2021 Annual Report are available at https://www.astproxyportal.com/ast/22259.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to vote on proposals to (1) elect seven (7) members of our Board of Directors to serve until our 2022 Annual Meeting of Stockholders, (2) approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amended Certificate”) to increase the maximum Board size to nine, and (3) ratify the appointment of Marcum LLP as our independent registered accounting firm for fiscal year 2022.

Who is entitled to attend and vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 12, 2021 (the “Record Date”), or the holders of their valid proxies may attend and shall be entitled to vote the Annual Meeting and any adjournment or postponement of the Annual Meeting. As of the close of business on the record date, 15,018,030 shares of our common stock were outstanding and entitled to vote. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting.

What do I need to do to attend the Annual Meeting virtually?

In order to attend our virtual 2021 Annual Meeting live via the Internet, you must register at https://viewproxy.com/LovesacCompany/2021/ by 11:59 PM Eastern Time on Friday, June 4, 2021, using your Control Number that was included in your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Control Number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Further instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/LovesacCompany/2021/.

On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting at https://viewproxy.com/LovesacCompany/2021/ by logging in using the password you received via e-mail in your registration confirmation. You are entitled to attend our Annual Meeting only if you were a stockholder as of the Record Date. A webcast replay of the Annual Meeting will be available at https://viewproxy.com/LovesacCompany/2021/ until the sooner of June 7, 2022 or the date of the next Annual Meeting of Stockholders to be held in 2022.

Is a list of stockholders available?

A list of our stockholders will be available for review at our executive offices in Stamford, Connecticut, during ordinary business hours for a period of 10 days prior to the meeting. Stockholders interested in viewing the list should contact InvestorRelations@lovesac.com at least 48 hours prior to any visit. All visitors are subject to the Company’s safety protocols. The list will also be available for examination by stockholders of record during the virtual Annual Meeting live webcast at https://viewproxy.com/LovesacCompany/2021/.

FY 2021 PROXY STATEMENT	3

What constitutes a quorum?

The presence by attendance at the Annual Meeting through the virtual webcast or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Broker non-votes will be included in determining the presence of a quorum at the 2021 Annual Meeting but will not be counted or have an effect on the outcome of any matter except with respect to the proposal to ratify the appointment of Marcum LLP as our independent registered accounting firm for fiscal year 2022.

Broker non-votes occur when a person holding shares through a bank or broker, meaning that their shares are held in a nominee name or beneficially through such bank or broker, does not provide instructions as to how to vote their shares and the bank or broker is not permitted to exercise voting discretion. Under the listing rules of the Nasdaq Global Market (“Nasdaq”), even though your bank or broker is not permitted to exercise voting discretion, it may vote shares held in beneficial name only with respect to ratifying the appointment of Marcum LLP as our independent registered accounting firm for fiscal year 2022 but may not vote on any other matter to be voted at the Annual Meeting.

What vote is required to approve each item to be voted on at the Annual Meeting?

PROPOSAL 1: Election of Directors — A plurality of the votes of the shares present by remote communication or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of directors. This means that the seven (7) director nominees receiving the highest number of affirmative votes of the shares present by remote communication or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” will have no legal effect on the outcome of the election of directors. With respect to votes marked “FOR ALL EXCEPT,” votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

PROPOSAL 2: Amendment to the Company’s Amended and Restated Certificate of Incorporation – This proposal must be approved by the affirmative vote of a majority of the voting power of all then outstanding shares of our common stock entitled to vote generally in the election of directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal.

PROPOSAL 3: Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending January 30, 2022 — The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the proposal at the Annual Meeting is required to approve this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. This proposal is considered a routine matter where brokers are permitted to vote your shares held by them in their discretion in the event that they do not receive voting instructions from you.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

▪	PROPOSAL 1: FOR each of the nominees for director named in this Proxy Statement.

▪	PROPOSAL 2: FOR the amendment to the Company’s Amended Certificate.

▪	PROPOSAL 3: FOR the ratification of the appointment of Marcum LLP as our independent registered accounting firm for fiscal year 2022.

How do I vote my shares?

The answer depends on whether you own your shares of Lovesac common stock as of the Record Date directly (that is, you hold shares that show your name as the registered stockholder) or if your shares are held in a brokerage account or by another nominee holder.

▪	If you own shares of the Company directly (i.e., you are a “registered stockholder”): Your proxy is being solicited directly by us, and you can vote by Internet, by telephone, by mail or you can vote at our virtual Annual Meeting online. You are encouraged to vote prior to the Annual Meeting to ensure that your shares will be represented.
▪	If you wish to vote by Internet: Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Internet voting will close and no longer be available as of 11:00 a.m. Eastern Time on June 7, 2021.

FY 2021 PROXY STATEMENT	4

▪	If you wish to vote by telephone: Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Telephone voting will close and no longer be available as of 11:00 a.m. Eastern Time on June 7, 2021.
▪	If you wish to vote by mail: Please sign, date and complete the enclosed proxy card and return it by mail in the enclosed postage paid envelope. No postage is necessary if the proxy card is mailed in the United States. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” each of the seven (7) director nominees, “FOR” the approval of the amendment to the Company’s Amended Certificate, and “FOR” the ratification of Marcum LLP as our independent registered public accounting firm, and, in their discretion, on any other matter that properly comes before the Annual Meeting. We have not received notice of other matters that may properly be presented at the Annual Meeting. Unsigned proxy cards will not be counted.
▪	If you wish to vote at the Annual Meeting - You will be able to vote your shares if you register to attend by Internet and attend the virtual Annual Meeting pursuant to the instructions below.
▪	If you hold your shares of the Company through a broker, bank or other nominee: You are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in “street name”; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. A voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone, via the Internet, or virtually at the Annual Meeting, depending upon your voting instructions. Please refer to the instructions provided with your voting instruction card and see “What do I need to do to attend the Annual Meeting virtually?” above for information about voting in these ways. See also “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” below.

If you plan to vote by mail, telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:00 a.m., Eastern Time, on June 7, 2021 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual webcast at https://viewproxy.com/LovesacCompany/2021/.

Will I have the same participation rights in the virtual Annual Meeting as I would have at an in-person stockholder meeting?

Yes. If you register to attend, and attend, the Annual Meeting pursuant to the instructions above, you will be able to vote online during the Annual Meeting, change a vote you may have submitted previously, or ask questions online that will be reviewed and answered by the speakers. If you wish to submit a question during the virtual Annual Meeting, you may log into https://viewproxy.com/LovesacCompany/2021/ and ask a question on the virtual meeting platform. Our virtual meeting will be governed by our Rules of Conduct which will be available on the virtual meeting platform. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting.

What if I have technical difficulties during the virtual Annual Meeting?

There will be technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 10:45 a.m. Eastern Time on June 7, 2021, the day of the meeting, so that any technical difficulties may be addressed before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2022. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

FY 2021 PROXY STATEMENT	5

Can I change my vote after I return my proxy card?

Stockholders of record may revoke their proxies by virtually attending the Annual Meeting and voting online during the virtual meeting, by filing an instrument in writing revoking the proxy prior to the Annual Meeting or by filing another duly executed proxy bearing a later date with our Secretary at the address below before the vote is counted or by voting again using the telephone and Internet before the cut-off time (11:00 a.m., Eastern Time, on June 7, 2021). Your latest telephone or Internet proxy submitted prior to the Annual Meeting is the one that will be counted unless you virtually attend the Annual Meeting and vote your shares online during the meeting. We recommend that you vote by proxy even if you plan to attend the Annual Meeting online. If you hold your shares through a bank, broker or other nominee, you may revoke any prior voting instructions by contacting the institution that holds your shares.

Written notice of revocation may be sent to The Lovesac Company, Two Landmark Square, Suite 300, Stamford, CT 06901, Attention: Secretary.

How will votes be recorded and where can I find the voting results of the Annual Meeting?

We have engaged American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, as our inspector of elections to receive and tabulate votes. AST will separately tabulate “FOR” and “AGAINST” votes, abstentions and broker non-votes. AST will also certify the results and determine the existence of a quorum and the validity of proxies and ballots. We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in a Current Report on Form 8-K following the Annual Meeting.

Who conducts the proxy solicitation and how much will it cost?

The Company is requesting your proxy for the Annual Meeting and will pay the costs of requesting stockholder proxies. Proxies may be solicited by directors, officers and other associates of the Company, personally or by telephone, Internet, or mail, none of whom will receive compensation for their solicitation efforts. We may also reimburse brokerage firms, dealers, banks, voting trustees or other record holders for their reasonable expenses for forwarding proxy materials to the beneficial owners of our common stock.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years from the date of our initial public offering, or IPO. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all these exemptions until we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting obligations in this proxy statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Questions and Additional Copies

If you have any additional questions with respect to the Company or the matters described herein, or questions about how to submit your proxy, or if you need additional copies of this Proxy Statement or the attached proxy card, you should contact our Secretary at The Lovesac Company, Two Landmark Square, Suite 300, Stamford, CT 06901, by telephone at (888) 636-1223, or by email at InvestorRelations@lovesac.com.

FY 2021 PROXY STATEMENT	6

Proposal 1

ELECTION OF DIRECTORS

Lovesac’s business and affairs are managed under the direction of our Board of Directors. The number of Directors is determined by our Board of Directors, subject to the terms of our Amended Certificate and Amended and Restated By-Laws (the “By-Laws). Our Board of Directors currently consists of seven members and is authorized to have no less than five members nor more than seven members. Each our Directors serves until the next annual meeting of stockholders and until his or her successor is elected and duly qualified, or until his or her earlier death, resignation or removal. On April 7, 2021, our Board of Directors fixed the number of Directors constituting the full Board at seven members.

Board Composition

The Nominating and Governance Committee (the “Nominating Committee”) works with the Board of Directors to determine the appropriate skills and qualifications necessary for Board membership, taking into consideration the Board’s needs at the time. In seeking qualified candidates for Board membership, the Board will consider a variety of factors including professional experience and other individual qualities and characteristics that contribute to a diverse mix of viewpoints and experience represented on the Board.

Required Qualifications for Board Membership

The Board of Directors and Nominating Committee require all Directors and Director candidates to be of high character and integrity and have the ability to guide our Company based on experience gained in positions as leaders with a high degree of responsibility in the companies with which they are or were affiliated. Each Director and Director candidate must also ensure that other existing and anticipated future commitments do not interfere with his or her service as a Director. In determining whether to recommend a Director for re-election, the Nominating Committee also considers the Director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company, tenure and other qualifications set forth in the Nominating Committee’s charter or developed and approved by the Nominating Committee.

Key Qualifications and Experience for Board Membership

The Board has identified key qualifications and experience that are important to be represented on the Board based on the Company’s current business strategy and future business goals. These qualifications are evaluated regularly and updated to adapt to the evolving needs of the Board and the Company. This list is not exhaustive, but rather represents a summary of the key criteria considered by the Board during the nomination and appointment process.

Executive Leadership	Experience leading and building high functioning teams, developing interdisciplinary long-range strategic plans, policy development and people management.

Business Operations	Experience with day-to-day operational execution of long-range plans and targets, leading sourcing, distribution and transportation strategy, and developing real estate strategy and assessing and negotiating real estate leases.

Marketing and Sales	Experience developing and executing digital marketing strategies, managing the customer experience, brand management, developing sales plans and promotions to meet financial targets, ecommerce.

Environmental, Social and Governance	Experience in environmental and sustainability practices, fostering diversity and inclusion culture and programs, and providing accountability and transparency and protecting shareholder interests.

Technology and Security	Experience in safeguarding the generation, transmission and distribution of digital assets. Knowledge and experience in the strategic use and governance of information management and information technology

Accounting, Finance and Internal Controls	Experience evaluating financial statements and capital structure, overseeing financial reporting, fundraising across debt and equity markets, investor relations, assessing internal controls and regulatory compliance, and risk valuation and risk management oversight.

FY 2021 PROXY STATEMENT	7

Board Diversity

Our Board of Directors values the contribution of diversity in achieving Company objectives and maintaining sound governance practices as it brings together individuals with different perspectives and ideas, from varying backgrounds and experiences, to create balanced and thoughtful decision-making that best serves stockholder interests.

In identifying qualified candidates for nomination to the Board, the Nominating Committee seeks a Board comprised of high performing and dedicated directors with diverse backgrounds and experience able to support the competitive and changing nature of our business and the Company’s strategic direction. Diversity refers to a broad array of individual characteristics that collectively enable the Board to operate effectively and fulfill its responsibilities. These characteristics include, among others, professional qualifications, business experience, age, gender, race and ethnicity.

Our Board of Directors is currently comprised of seven directors with varying backgrounds and characteristics which blend to form a well-rounded group of individuals with deep knowledge of our business and industry, and both seasoned and fresh perspectives.

Diversity	Independence	Mix of Ages

40 – 49
2 of 7 female and 1 ethnically diverse	5 of 7 independent director nominees	50 – 59
60 +
2 females hold board leadership positions as Committee Chairs	All 3 Board committees are independent	Average Age: 52

Director Nominees

Shawn Nelson, Andrew Heyer, John Grafer, Mary Fox, Sharon Leite, Walter McLallen and Shirley Romig have been nominated for election as Directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are elected and have qualified. All of our nominees are current Directors, except for Ms. Leite, who was identified through a third party search firm and nominated by our Board for election by our stockholders at the Annual Meeting. Each nominee has consented to being named in the Proxy Statement and has agreed to serve as a member of the Board of Directors, if elected. In the event that any of the nominees should be unable to serve as a Director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

The Board of Directors believes that each nominee has valuable skills and experiences that provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight. The biographies below reflect the particular experience, qualifications and skills that led the Board of Directors to conclude that each nominee and Director should serve on the Board. There are no family relationships between and among any of our executive officers or Directors. There are no arrangements or understandings between any of our executive officers or Directors and any other person pursuant to which any of them are elected as an officer or Director.

Shawn Nelson
Age: 44 Director since: 2017 Independent: No Committees: None

Skills and Qualifications:

We believe Mr. Nelson is qualified to serve as a member of the Board of Directors because of his leadership experience as our founder, his extensive knowledge of the Company and his service as our Chief Executive Officer.

Shawn Nelson founded Lovesac in 1998 and is currently serving as our Chief Executive Officer and as a member of the Board of Directors. Mr. Nelson is the lead designer of the Company’s patented products and directly oversees design, innovation, public relations, investor relations and people/culture. In 2005, Mr. Nelson won Richard Branson’s “The Rebel Billionaire” on Fox and continues to participate in ongoing TV appearances. Mr. Nelson has a Master’s Degree in Strategic Design and Management and is a graduate-level instructor at Parsons, The New School for Design in New York City. Mr. Nelson is also fluent in Chinese with a B.A. in Mandarin from the University of Utah. We believe Mr. Nelson is qualified to serve on our board because of his leadership experience as our founder, his extensive knowledge of our Company and his service as our Chief Executive Officer.

FY 2021 PROXY STATEMENT	8

Andrew R. Heyer
Age: 63 Director since: 2017 Independent: No Committees: None Designation: Chairman of the Board

Skills and Qualifications:

We believe Mr. Heyer is qualified to serve on our board because of his extensive experience in private equity investing in the consumer goods industry and his experience on other private and public company boards.

Andrew R. Heyer is the Chairman of our Board of Directors. Mr. Heyer is a finance professional with over 35 years of experience investing the consumer and consumer-related products and services industries. He has deployed in excess of $1 billion of capital over that time frame and has guided several public and private companies as a member of their boards of directors. Mr. Heyer is the Chief Executive Officer and Founder of Mistral Equity Partners, a private equity fund manager founded in 2007 that invests in the consumer industry. Prior to founding Mistral, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners. Until 1995, Mr. Heyer was a vice chairman of CIBC World Markets Corp. and a co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp., Mr. Heyer was a Founder and Managing Director of The Argosy Group L.P. Prior to joining Argosy, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, prior to that, he worked at Shearson/American Express. From 1993 to 2009 and from 2012 to April 2019, he has served on the board of The Hain Celestial Group (Nasdaq: HAIN), a natural and organic food and products company. From December 2016 to March 2020, Mr. Heyer served as a director of XpresSpa Group, Inc. (Nasdaq: XSPA), a diversified holding company. From April 2017 to March 2019, Mr. Heyer served as a director and President of Haymaker Acquisition Corp., which was acquired by OneSpaWorld Holdings Limited (Nasdaq: OSW) on March 19, 2019. Since March 2019, Mr. Heyer has served on the board of directors of OneSpaWorld Holdings Limited. Mr. Heyer also serves on the boards of directors of several private companies, including Worldwise, a pet accessories business. Since June 2019, Mr. Heyer has served as a director and President of Haymaker Acquisition Corp. II (Nasdaq: HYAC), a special purposes acquisition company.

Mary Fox
Age: 48 Director since: 2020 Independent: Yes Committees: • Compensation Committee, Chair • Audit Committee	Skills and Qualifications: We believe Ms. Fox is qualified to serve on our board because of her substantial experience in consumer products, ecommerce and sustainability.

Mary Fox is a member of our Board of Directors. Since 2018, Ms. Fox has served as General Manager for North America Consumer Products at BIC (OTCMKTS: BICEF). Prior to joining BIC, she spent six years at L’Oréal (OTCMKTS: LRLCF) in various roles within Ecommerce, New Business Development, and Business Transformation in the United States. Before L’Oréal, Ms. Fox held several senior leadership positions at Walmart (NYSE: WMT) in both the United States and International divisions. During her time as SVP Global Sourcing at Walmart, Ms. Fox co-founded the Sustainable Apparel Coalition (SAC) in 2009 with Patagonia, which is now the leading global apparel, footwear, and textile coalition focused on sustainable production. Since 2021, Ms. Fox has also served as a director of AF Acquisition Corp. (Nasdaq: AFAQU), a special purpose acquisition company targeting the better-for-you food and beverage, health and wellness, beauty, personal care and pet industries.  Ms. Fox graduated from Coventry University in the United Kingdom and holds a degree in manufacturing engineering and business studies.

John Grafer
Age: 51 Director since: 2017 Independent: Yes Committees: • Audit Committee • Nominating and Governance Committee

Skills and Qualifications:

We believe Mr. Grafer is qualified to serve on our board because of his substantial experience in private equity investing and investment banking, his accounting expertise and his experience on other company boards.

John Grafer is a member of our Board of Directors. Mr. Grafer is a partner at Satori Capital, a multi-strategy alternative investment firm founded on the principles of conscious capitalism. Mr. Grafer is a member of Satori’s investment committee, a board member of Accelerated Learning Solutions, Hobo, SunTree Snack Foods and Zorch International, a board observer for Aspen Heights, and a former board member of California Products Corporation, Longhorn Health Solutions, and FWT. Prior to joining Satori in 2009, Mr. Grafer was Senior Vice President at Giuliani Partners, a principal investment and consulting firm founded by former New York City Mayor Rudolph W. Giuliani. Prior to joining Giuliani Partners in 2003, Mr. Grafer was a member of the mergers and acquisitions group at Credit Suisse First Boston, a member of the proprietary trading group at J.P. Morgan Chase, and a team member at Ernst & Young, where he earned his C.P.A. Mr. Grafer has also assisted a family office with early-stage investments in sustainably managed companies, including Honest Tea. Mr. Grafer is an elected member of the board of directors and executive committee of Americans For Fair Taxation® (FairTax®) and has been a first-round judge for the McCloskey Business Plan competition at the University of Notre Dame. Mr. Grafer received a B.B.A. from the University of Notre Dame and an M.B.A. in Finance from the University of Chicago Booth School of Business.

FY 2021 PROXY STATEMENT	9

Sharon M. Leite
Age: 58 Director since: — Independent: Yes	Skills and Qualifications: Ms. Leite brings significant general management experience, as well as retail sales, operations, digital, ecommerce, real estate, merchandising and marketing experience.

Sharon Leite is the Chief Executive Officer of Vitamin Shoppe, Inc. and has held that role since August 2018.  Previously, she served as President, North America, for Godiva Chocolatier from October 2017 until August 2018. Prior to joining Godiva, from February 2016 until May 2017, Ms. Leite was the President of Sally Beauty – North America (NYSE: SBH), an international specialty retailer and distributor of professional beauty products, with over 3,000 stores. Prior to joining Sally Beauty, from August 2007 until January 2016, Ms. Leite was the Executive Vice President of Sales, Customer Experience and Real Estate at Pier 1 Imports (NYSE: PIR). In addition, Ms. Leite has held various executive leadership roles at Bath and Body Works (L Brands) as well as various sales and operations positions with other prominent retailers including Gap Inc. and The Walt Disney Company. Ms. Leite has served on the board of directors of Tandy Leather Factory, Inc. (Pink: TLFA), a specialty retailer and wholesale distributor of leather and leather-related products, since 2017. She also serves on the boards of the National Retail Federation, Performing Arts Forth Worth and the Neeley School of Business at Texas Christian University.  Ms. Leite attended Loyola University, Kent State University and Delgado College and is completing an M.B.A. at The Jack Welch Management Institute.

Walter D. McLallen
Age: 55 Director since: 2019 Independent: Yes Committees: • Audit Committee, Chair • Nominating and Governance Committee	Skills and Qualifications: Mr. McLallen is qualified to serve as a Director due to his extensive consumer products, operational and board experience, as well as his background in finance.

Walter D. McLallen is a member of our Board of Directors. Mr. McLallen is a finance professional with over 25 years of leveraged finance, private equity and operations experience. Mr. McLallen has been the Managing Member of Meritage Capital Advisors, an advisory boutique firm focused on debt and private equity transaction origination, structuring and consulting, since 2004. Mr. McLallen has extensive board and organizational experience and has served on numerous corporate and non-profit boards and committees, with a significant historical focus on consumer products-related companies. Mr. McLallen served as a director of publicly traded Centric Brands Inc. (Nasdaq: CTRC), a lifestyle brands collective in the branded and licensed apparel and accessories sectors, from 2016 to 2020, and AerCap Holdings N.V. (NYSE: AER), an aircraft leasing company, from 2015 to 2017.  Since 2017, Mr. McLallen has served as a director of OneSpaWorld Holdings Limited (Nasdaq: OSW), a pre-eminent global provider of health and wellness services and products onboard cruise ships and in destination resorts around the world and, since June 2019, he has served as a director of Haymaker Acquisition Corp. II (Nasdaq: HYAC), a special purpose acquisition company.  He also served on the boards of several consumer-focused private companies, including Timeless Wine Company, the producer of consumer luxury wine brands Silver Oak, Twomey and OVID; Worldwise, a consumer branded pet products company; adMarketplace, a search engine advertiser; and Classic Brands, an e-commerce marketer of mattresses and related products. Mr. McLallen is also a Founder and Co-Chairman of Tomahawk Strategic Solutions, a law enforcement and corporate training and risk management company. From 2006 to 2015, he was Vice Chairman of Remington Outdoor Company, an outdoor consumer platform he co-founded with a major investment firm. Mr. McLallen was formerly with CIBC World Markets from 1995 to 2004, during which time he was a Managing Director, head of Debt Capital Markets and head of High Yield Distribution. Mr. McLallen started his career in the Mergers & Acquisitions Department of Drexel Burnham Lambert and was a founding member of The Argosy Group L.P.  Mr. McLallen received a B.A. with a double major in Economics and Finance from the University of Illinois at Urbana-Champaign.

FY 2021 PROXY STATEMENT	10

Shirley Romig
Age: 43 Director since: 2019 Independent: Yes Committees: • Nominating and Governance Committee, Chair • Audit Committee	Skills and Qualifications: We believe Ms. Romig is qualified to serve on our Board based on her expertise in ecommerce, digital innovation, corporate strategy and scaling complex retail operations.

Shirley Romig is a member of our Board of Directors. Ms. Romig has two decades of experience in operationalizing growth strategies and leading transformational initiatives in complex consumer-oriented and technology organizations. Currently, Ms. Romig is a Vice President with Lyft, leading Global Operations, East.  From 2017-2019, Ms. Romig was the Group Vice President of Ancillary Operations at Equinox and led six lines of businesses within its fitness clubs.  From 2016-2017, Ms. Romig was the Head of Retail Strategy for SapientRazorfish, a global digital agency.  From 2013 to 2015, Ms. Romig was the Senior Vice President of Corporate Strategy with HBC responsible for implementation of growth initiatives across Saks Fifth Avenue, Saks OFF 5th, Lord & Taylor and Hudson’s Bay in Canada.  Ms. Romig also served as a Vice President for Saks Incorporated where she led the company’s omnichannel transformation work and launched Saksoff5th.com as well as numerous growth initiatives for Saks.com.  Earlier in her career, Ms. Romig worked in equity research and digital and strategy consulting. Ms. Romig holds an M.B.A. from the Darden School of Business and a Bachelor of Science from the McIntire School of Commerce, both at the University of Virginia.

During the five years ended January 31, 2021, each of our Directors, other than Ms. Fox and Ms. Romig, has held the principal occupation listed in their biography above. Ms. Fox’s, Ms. Leite’s and Ms. Romig’s employment history during that time period is reflected in each of their biographies above.

Vote Requirement

The affirmative vote of a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors.

✓	THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL SEVEN (7) DIRECTOR NOMINEES.

FY 2021 PROXY STATEMENT	11

Proposal 2

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Company’s Amended Certificate currently provides that the Board of Directors of the Company shall consist of no less than five (5) and no more than seven (7) directors.

On April 7, 2021, our Board of Directors voted to approve, and to recommend that you approve at the 2021 Annual Meeting of Stockholders, an amendment (the “Certificate Amendment”) to our Amended Certificate that will increase the maximum Board size from seven (7) members to nine (9) members.

The Board of Directors hereby requests that the Company’s stockholders vote to increase the maximum number of authorized directors from seven (7) directors to nine (9) directors. Specifically, the Board of Directors hereby requests that the Company’s stockholders vote to approve the following amendment to the Amended Certificate:

“The third sentence of Article V, Section 1 of the Amended and Restated Certificate of Incorporation of The Lovesac Company shall be amended and restated to read in its entirety as follows:

‘The number of directors shall be not less than five (5) nor more than nine (9).’”

The Certificate Amendment will not affect the Board of Director’s ability to fix the number of directors within the authorized range, nor will it affect the requirement that the Company obtain an affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of our common stock entitled to vote generally in the election of directors to change the authorized number of directors (except to fix the authorized number of directors within the range).

The Board of Directors regularly reviews the Company’s corporate governance policies and procedures. The Board of Directors believes that increasing the maximum size of the Board of Directors to nine (9) directors is in the best interests of the Company and its stockholders. The Board of Directors believes that the Certificate Amendment will allow for more diverse perspectives on the Board of Directors with increased breadth and depth of experience and skills necessary for proper oversight of the Company’s affairs and will enhance its overall collective effectiveness. The Certificate Amendment will also facilitate the Company’s ability to address and meet evolving corporate governance standards and the rules, regulations and other requirements of the SEC and Nasdaq. Finally, a larger Board will help enable the Board to meet its goal of having greater diversity among the Company’s directors.

Vote Requirement

Pursuant to the terms of the Amended Certificate, any amendment to the Amended Certificate changing the authorized number of directors (except to fix the authorized number of directors within the range) may only be adopted by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of our common stock entitled to vote generally in the election of directors.

✓	THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FY 2021 PROXY STATEMENT	12

CORPORATE GOVERNANCE

Our Board of Directors maintain sound governance practices that serve as a framework within which the Board can discharge its duties and foster effective governance of the Company.

Governance Highlights

✓	5 out of 7 directors and 100% of our Audit, Compensation and Nominating Committees are independent
✓	Regular Board executive sessions are held without management present
✓	A separate Chairman of the Board leads board activities allowing our CEO to focus on our business
✓	A Board Diversity Statement supports the identification and appointment of diverse candidates to our Board
✓	Our Board and management are subject to a Code of Business Conduct and Ethics
✓	Our Insider Trading Policy restricts stock trading to quarterly windows and requires mandatory pre-clearance
✓	Stockholders have the same voting rights – one vote per share
✓	We annually seek stockholder ratification of our independent registered public accounting firm
✓	We do not maintain a stockholder rights plan or “poison pill”
✓	Director compensation is reviewed annually by our Compensation and Nominating Committees
✓	Our Board and each committee conduct an annual self-evaluation of performance

Director Independence

Our Board of Directors has reviewed and evaluated the independence of each Director. Based on information provided by each Director concerning his or her background, employment and affiliations, our Board of Directors has determined that Ms. Fox, Mr. Grafer, Ms. Leite, Mr. McLallen and Ms. Romig do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of our Directors and nominees (other than Mr. Heyer and Mr. Nelson) is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Former Director William Phoenix, who will not stand for re-election at the 2021 Annual Meeting, was also “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee Director and nominee has with our Company, the beneficial ownership of our common stock by each such non-employee Director and nominee, affiliated entities of each Director and nominee, and their involvement in any transactions described under “Certain Relationships and Related Party Transactions” on page 37, and all other facts and circumstances our Board of Directors deemed relevant in determining their independence and eligibility to serve on the Board.

Board Meetings

During fiscal 2021, the Board of Directors held eight meetings and six Directors attended at least 75% of the total number of meetings of the Board of Directors held during the period such Director served and the total number of meetings held by any of the committees of the Board on which such Director served. One Director attended fewer than 75% of the total number of Board meetings and meetings of the committees on which the Director served due to approved circumstances. We encourage each member of the Board to attend our annual meetings of stockholders. All the members of our Board attended the 2020 Annual Meeting of Stockholders.

Stockholders and other interested parties may communicate with the non-management members of the Board of Directors by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Secretary at The Lovesac Company, Two Landmark Square, Suite 300, Stamford, CT 06901. Our Secretary will review all stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to member(s) of the Board of Directors.

FY 2021 PROXY STATEMENT	13

Self-Evaluation Process

The Nominating Committee oversees the development and conduct of an annual process for evaluating Board and committee performance. In fiscal 2021, the Board conducted self-evaluations by having each Director complete, on an anonymous basis, detailed questionnaires designed to elicit candid feedback on a variety of topics including board composition and qualifications, corporate governance practices, compensation, roles and responsibilities, Board and committee effectiveness and communications, relationship with management, and areas for possible improvement. The responses were reviewed, compiled and discussed by the Directors and areas of opportunities discussed.

Board Leadership Structure

Our Board of Directors selects the Chair of the Board based upon factors it deems best for the Company at the time of selection. The Board does not have a prescribed policy on whether the roles of Chair and Chief Executive Officer should be separate or combined. Currently, our Board believes that our Company is best served by having a separate Chair of the Board (Mr. Heyer) and Chief Executive Officer (Mr. Nelson) to appropriately balance the powers of the CEO and the independent directors. This leadership structure enables Mr. Nelson to focus on the growth and development of the business and execution of Company strategy, while Mr. Heyer can oversee the functioning of the Board as a whole and act as a principal liaison between management and the independent Directors. As Chair of the Board, Mr. Heyer presides at all meetings of stockholders and the Board of Directors, and performs other responsibilities as designated by the Board from time to time. The Board will continue to examine its leadership structure and adopt changes, if needed, to best serve the needs of the Company.

Board’s Role in Risk Oversight

The Board of Directors oversees management of the Company’s risks and each of the Board committees supports the Board is fulfilling this responsibility. The Board of Directors focuses on the most significant risks facing the Company such as those relating to supply chain, competition and technology recognizing that these risks will change over time depending on various external and internal factors. The Board seeks to ensure that actions taken by the Company involve consideration all relevant risks and are appropriate for the Company based on its business objectives and strategy.

Below are descriptions of risk management activities overseen by our Board committees as referenced in their charters.

Audit Committee

The Audit Committee reviews risks that may arise out of our internal control over financial reporting and disclosure controls and procedures. They also review the Company’s processes and procedures with respect to risk assessment and risk management. In addition, the Audit Committee is responsible for reviewing certain proposed related party transactions.

Compensation Committee

The Compensation Committee reviews the risks, if any, associated with the Company’s compensation programs and practices including whether or not they encourage excessive risk-taking. They also review the Company’s key compensation policies, procedures and disclosures, including the executive compensation disclosure in the proxy statement to ensure it accurately represents the Committee’s compensation philosophy.

Nominating Committee

The Nominating Committee, charged with Board and management succession and overall Company governance matters, examines risks in each of these areas. They define and adopt policies and procedures that support strong corporate governance.  They also review issues that may impact Director independence and examine changes in the regulatory landscape and governance trends and their potential impact on the manner in which the Board and Company operate.

FY 2021 PROXY STATEMENT	14

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee and may establish other committees to facilitate the oversight of our business. The functions of our Board committees are described below. All of our committees are comprised of only independent Directors.

Audit Committee		5 meetings in fiscal 2021
Fiscal 2021 Members:	Key Oversight Responsibilities

William D. McLallen, Chair Mary Fox	▪	Appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
William Phoenix Shirley Romig	▪	Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
	▪	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
	▪	Monitoring our internal control over financial reporting, disclosure controls and procedures and Code of Ethics compliance;
	▪	Overseeing our internal accounting function;
	▪	Discussing our risk management policies;
	▪	Meeting independently with our internal accounting staff, independent registered public accounting firm and management;
	▪	Establishing policies regarding hiring associates from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;
	▪	Reviewing and approving or ratifying related party transactions; and
	▪	Preparing the Audit Committee Report as required by SEC rules.

The composition of our Audit Committee meets the requirements for independence of Audit Committee members under current Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee meets the financial literacy requirements of the current listing standards. In addition, our Board of Directors has determined that each of Mr. McLallen and Mr. Phoenix is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Our Audit Committee operates under a written charter that is posted on the Investor Relations section of our website at https://investor.lovesac.com.

Compensation Committee		13 meetings in fiscal 2021
Fiscal 2021 Members:	Key Oversight Responsibilities

Mary Fox, Chair	▪	Overseeing our overall compensation philosophy, compensation policies, plans and benefits programs;
John Grafer William Phoenix	▪	Reviewing and approving for our executive officers: the annual base salary, short-term incentive awards, equity compensation, severance agreements, change in control arrangements, and any other benefits, compensation or similar arrangements
Shirley Romig	▪	Overseeing evaluations of our senior executives;
	▪	Overseeing and administering our equity incentive plans;
	▪	Reviewing and assessing the independence of compensation advisors;
	▪	Reviewing and making recommendations to our Board with respect to director compensation; and
	▪	Preparing the Compensation Committee Report in our Proxy Statement as required by SEC rules.

Our Compensation Committee received advice from FW Cook, an independent compensation consulting firm, with respect to executive compensation decisions for fiscal 2021. Working with management, FW Cook provided various data and recommendations throughout the year as further discussed beginning on page 26. Our Compensation Committee operates under a written charter that is posted on the Investor Relations section of our website at https://investor.lovesac.com.

FY 2021 PROXY STATEMENT	15

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Ms. Fox, Mr. Grafer, Mr. Phoenix and Ms. Romig served as members of the Compensation Committee. No member of our Compensation Committee served as an executive officer or associate of Lovesac. None of our executive officers currently serve, or have served during fiscal 2021, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee	7 meetings in fiscal 2021
Fiscal 2021 Members:	Key Oversight Responsibilities

Shirley Romig, Chair	▪	Developing, overseeing and making recommendations to the Board regarding our governance principles;
Mary Fox	▪	Developing, recommending to the Board, implementing and monitoring compliance with the Code of Ethics;
Walter McLallen	▪	Reviewing and advising the Board on composition and minimum director qualifications for the Board and each Board committee;
	▪	Identifying nominees for election to the Board, consistent with the qualifications and criteria approved by the Board and recommending to the Board the director nominees for the next annual meeting of stockholders;
	▪	Reviewing and evaluating, at least annually, the Nominating Committee’s charter; and
	▪	Developing a self-evaluation process of the Board’s effectiveness and overseeing the evaluation of the Board and its committees.

Our Nominating Committee operates under a written charter that is posted on the Investor Relations section of our website at https://investor.lovesac.com.

Considerations in Evaluating Director Nominees

Identifying Director Nominees

The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management. The Committee may also engage third party search firms to identify qualified candidates.

Our Nominating Committee will evaluate candidates that have been duly recommended or nominated by stockholders in accordance with our By-Laws. The criteria the Nominating Committee uses for evaluating a candidate duly recommended or nominated by a stockholder are the same criteria used for evaluating candidates recommended by management or members of our Board of Directors. For more information on the procedures to be followed by stockholders who wish to recommend or nominate individuals to serve on our Board of Directors, see “General Information – “Stockholder Proposals for Fiscal 2022 Annual Meeting of Stockholders” on page 40.

Director Nominee Qualifications

In evaluating director candidates, including the members of the Board eligible for re-election, our Nominating Committee will consider the current size and composition of our Board of Directors, the needs of our Board of Directors and its respective committees, and other factors that the Nominating Committee deems appropriate and in our stockholders’ best interests. The Nominating Committee requires each nominee to satisfy the following minimum qualifications for a position on the Board:

▪	The highest level of personal and professional ethics and integrity;

▪	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

▪	Skills that are complementary to those of the existing Board;

▪	The ability to assist and support management and make significant contributions to the Company’s success; and

▪	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

FY 2021 PROXY STATEMENT	16

Director candidates must have sufficient time available in the judgment of our Nominating Committee to perform all Board of Directors and applicable committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Our Nominating Committee also considers these and other factors as it oversees the annual Board of Directors evaluations. After completing its review and evaluation of director candidates, our Nominating Committee recommends to our full Board of Directors the director nominees for selection.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that applies to all directors, officers and associates of our Company. This Code of Ethics covers a wide range of business practices and procedures to promote honest and ethical conduct, full, fair, accurate and timely disclosure in all reports and documents that our Company files with the SEC and publicly, and compliance with all applicable governmental laws, rules and regulations. All associates and directors are required to acknowledge and certify compliance with the Code of Ethics and the Company routinely offers training on topics discussed in the Code to reinforce its principles. The full text of our Code of Ethics is posted on the Investor Relations section of our website at https://investor.lovesac.com.

Director Compensation

Our non-employee Directors are compensated in a manner to support the objective of assembling a high-performing Board that can best guide the Company in achieving its strategic and operational goals and promoting long-term stockholder value. Board compensation is reviewed annually under the combined leadership of the Compensation Committee and Nominating Committee to ensure that it continues to satisfy the Board’s overall compensation objectives and philosophy. The Compensation Committee and Nominating Committee are guided in their review by an independent compensation consultant, FW Cook, which provides compensation benchmarking and consultation services. Below is a description of compensation received by our Directors for the fiscal year ended 2021.

Cash Compensation

Annual Retainer

Generally, each non-employee Director receives an annual cash retainer of $40,000 for serving on the Board of Directors (the “Annual Retainer”) and our Chair of the Board receives an additional $30,000 retainer (the “Chair Retainer”). The cash retainers are paid quarterly and pro-rated for fractional periods. Mr. Nelson does not receive any compensation for his service as a Director of the Company. We reimburse our non-employee Directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board of Director and committee meetings.

Mr. Heyer and Mr. Phoenix are parties to the A&R Monitoring Agreement, and Mr. Grafer is party to the A&R Letter Agreement, each as discussed on page 37, which prohibits them from receiving cash compensation for their service as Directors during the term of the Agreements, which expired on January 31, 2021. In lieu of cash compensation, the Board of Directors granted Mr. Heyer, Mr. Phoenix and Mr. Grafer equity-based compensation, as discussed below, equal to the value of the Annual Retainers paid to other Directors for the fiscal years ended 2020 and 2021 that they were not eligible to receive.

Effective June 5, 2020, in response to the COVID-19 pandemic, the Company temporarily reduced the Annual Retainer payable to Directors by 20%. This temporary reduction was reinstated effective December 17, 2020, and all Directors were retroactively paid for the reduction taken. Mr. Heyer did not receive a Chair Retainer in fiscal 2021.

Committee Chair Retainers

The Chairs of the Board’s three standing committees are entitled to the following additional cash retainers each year (paid quarterly and pro-rated for fractional period(s)):

Board Committee	Chair Retainer ($)
Audit Committee	10,000
Compensation Committee	5,000
Nominating and Governance Committee	5,000

FY 2021 PROXY STATEMENT	17

Equity Compensation

Equity Award Upon Appointment

Upon joining the Board, each newly elected non-employee Director receives a restricted stock unit (“RSU”) grant valued at $60,000 (“Appointment Grant”). The Appointment Grant generally vests in equal installments on the first and second anniversary of the grant date. The number of RSUs is calculated by dividing the value of the RSU grant by the average closing price of a share of the Company’s common stock for the 30-day trading period prior to the date of grant.

Annual Equity Award

Upon election or re-election to the Board, each Director is also granted RSU’s valued at $60,000 (“Annual Grant”). The Annual Grant vests in full on the one-year anniversary of the date of grant. The number of RSUs is calculated by dividing the value of the RSU grant by the average closing price of a share of the Company’s common stock for the 30-day trading period prior to the date of grant.

Directors are permitted to defer settlement of their Annual Award on a tax-deferred basis pursuant to the terms of our Amended and Restated 2017 Equity Incentive Plan (the “Equity Plan”). Directors who elect to defer settlement receive payment of their Annual Grant in whole shares within sixty days of their “separation of service” from the Board for any reason, or upon a “change in control” as those terms are defined in the Equity Plan.

Other Equity Awards

On December 17, 2020, the Board of Directors approved of a one-time RSU grant to each of Mr. Heyer, Mr. Phoenix and Mr. Grafer valued at $80,000 (the “December Grant”) due to their ineligibility to receive Annual Retainers in 2020 and 2021 under the terms of the A&R Letter Agreement and A&R Monitoring Agreement, as applicable. The vesting schedule associated with the December Grants is as follows:

▪	$40,000 (equating to 2,163 RSUs) vested immediately upon grant. The number of RSUs was calculated by dividing $40,000 by the average closing price of a share of the Company’s common stock for the 30-day trading period prior to October 2, 2019.
▪	$32,000 (equating to 2,201 RSUs) will vest in full on June 15, 2021. The number of RSUs was calculated by dividing $30,000 by the average closing price of a share of the Company’s common stock for the 30-day trading period prior to June 5, 2020.
▪	$8,000 (equating to 254 RSUs) will vest in full on December 17, 2021. The number of RSUs was calculated by dividing $8,000 by the average closing price of a share of the Company’s common stock for the 30-day trading period prior to December 17, 2020.

FY 2021 PROXY STATEMENT	18

Director Compensation Table for Fiscal 2021

The following table provides information on the compensation paid to persons serving as non-employee Directors of our Company for the fiscal year ended January 31, 2021. Mr. Nelson, our CEO, receives no additional compensation for his service as a Director. Mr. Nelson’s compensation is discussed in the “Executive Compensation” section beginning on page 21.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Mary Fox	86,667	131,109	217,776
John Grafer	—	260,175	260,175
Andrew Heyer	—	260,175	260,175
Walter McLallen	50,000	73,608	123,608
William Phoenix	—	260,175	260,175
Shirley Romig	45,000	73,608	118,608

(1)	For Ms. Fox, includes payment in fiscal year 2021 of a portion of her retainer for services rendered in fiscal year 2020.

(2)	The amounts reported represent the aggregate grant date fair value of RSUs awarded to the director calculated in accordance with FASB ASC Topic 718. The methods and assumptions used in calculating the grant date fair value of RSUs reported in this column are set forth in Note 7 of our audited consolidated financial statements included in our 2021 Annual Report. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Reflects the fair value of (a) each Director’s Annual Grant awarded on June 5, 2020 which vests in full on June 5, 2021, (b) for Ms. Fox, her Appointment Grant awarded February 25, 2020, a portion of which vested on February 25, 2021, and the balance of which vests on February 25, 2022, and (c) for Mr. Grafer, Mr. Heyer and Mr. Phoenix, the December Grant described under the section “Other Equity Awards” above.

The following table lists all outstanding RSUs (including RSUs for which the payout of shares has been deferred by such Director) held by our non-employee Directors as of January 31, 2021.

Name	Aggregate Number of Stock Awards Outstanding as of 1/31/21
Mary Fox	5,748
John Grafer	8,203
Andrew Heyer	8,203
Walter McLallen	5,748
William Phoenix	8,203
Shirley Romig	5,748

FY 2021 PROXY STATEMENT	19

EXECUTIVE OFFICERS

The table below sets forth the executive officers of the Company as of January 31, 2021 followed by each of their biographies. For purposes of our Executive Compensation discussion that begins on page 21, our named executive officers, or NEOs, consist of our principal executive officer (Mr. Nelson), our President and Chief Operating Officer (Mr. Krause) and our principal financial officer (Ms. Dellomo).

Name	Age	Position
Shawn Nelson	44	Chief Executive Officer
Jack Krause	58	President and Chief Operating Officer
Donna Dellomo	56	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Business Experience

Shawn Nelson founded Lovesac in 1998 and is currently serving as our Chief Executive Officer and as a member of the Board of Directors. Mr. Nelson is the lead designer of the Company’s patented products and directly oversees design, innovation, public relations, investor relations and people/culture. In 2005, Mr. Nelson won Richard Branson’s “The Rebel Billionaire” on Fox and continues to participate in ongoing TV appearances. Mr. Nelson has a Master’s Degree in Strategic Design and Management and is a graduate-level instructor at Parsons, The New School for Design in New York City. Mr. Nelson is also fluent in Chinese with a B.A. in Mandarin from the University of Utah.

Jack Krause has served as President and Chief Operating Officer of the Company since 2015. From 2012 to 2015, Mr. Krause served as President of Vitamin World, a 425-store specialty chain. From 2011 to 2013, he served as Senior Vice President of Watch Station Global Retail and Skagen, where he led the growth of both businesses. From 2008 to 2010, Mr. Krause served as General Manager and in various executive positions at Sunglass Hut (Luxottica). From 2004 to 2006, Mr. Krause served in roles of increasing responsibility at Bath and Body Works, including Senior Vice-President of Brand Development. Prior to that, he spent 10 years in brand management at Jergens and Marion Consumer Products. Mr. Krause has a Bachelor of Science in Business Administration from Miami University.

Donna Dellomo is currently serving as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since 2017. From January 1998 to January 2017, Ms. Dellomo served as Vice-President and Chief Financial Officer of Perfumania Holdings, Inc., a publicly traded company with over 290 retail locations, owned and licensed brands and a wholesale distribution network. Between October 1988 and December 1997, Ms. Dellomo served as Internal Audit Manager, Accounting Manager and Corporate Controller at Cybex International, Inc., a publicly traded company that manufactured and distributed fitness, rehabilitative and health care equipment. Ms. Dellomo is a Certified Public Accountant with focus on audit and tax and is also a member of the Board of Trustees of Molloy College and Chairperson of Molloy’s Fiscal Affairs and Audit Committee.

FY 2021 PROXY STATEMENT	20

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the fiscal year. This section describes the executive compensation program in place for our named executive officers for fiscal 2021.

Executive Summary

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our business and strategy. It is based on a pay for performance philosophy that rewards executives for achieving financial, operational and other goals, and alignment with the long-term interests of stockholders is key to our compensation program design and decisions. We do this by providing market competitive base salaries, cash incentive compensation opportunities tied to successful achievement of our annual operating goals and individual performance, and by granting long-term equity awards that are intended to deliver increasing value as our stock price increases.

Fiscal 2021 Business Highlights

Fiscal 2021 was a landmark year for Lovesac with fourth quarter net sales growth of 40.7%, comparable sales growth of 45.0%, gross margin expansion of 890 basis points and a more than threefold increase in adjusted EBITDA to $25.9 million. We also delivered tangible results on key strategic initiatives including compelling new product launches, creative utilization of our showrooms and other channels to expand customer touchpoints, and efficient marketing and merchandising strategies. We also prudently managed our expenses and made investments in supply chain and infrastructure that we expect will yield benefits in the coming quarters. We believe our strong fiscal 2021 financial and operational performance is a testament to the strength of our people, brand, business model and operating platform. Our strong performance for fiscal 2021 is shown below and supports our pay for performance compensation philosophy.

(1)	Non-GAAP measure. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, finance expenses and certain other charges and gains that we do not believe reflect our underlying business performance.

FY 2021 PROXY STATEMENT	21

Executive Compensation Policies and Practices

Our executive compensation program is weighted towards compensating our executive officers based on our financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. Currently, the following compensation policies and practices are in place:

WHAT WE DO		WHAT WE DON’T DO
✓	Place significant emphasis on performance-based at-risk, short-term cash incentive compensation	☒	No executives are permitted to engage in hedging or derivatives trading with respect to Company stock per our Insider Trading Policy
✓	Have 100% independent Directors on our Compensation Committee	☒	No tax gross-ups for change in control payments or benefits
✓	Engage an independent compensation consultant that reports to our Compensation Committee	☒	No post-employment retirement or pension type benefits for our executive officers that are not available to our associates generally
✓	Have a clawback policy in place	☒	There are no perquisites offered to our NEOs

Compensation Principles and Objectives

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy and objectives, and each component of our executive compensation program.

Overview

We are a technology driven company that designs, manufactures and sells unique, high quality furniture derived through our proprietary Designed for Life® philosophy which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. We believe that our ecommerce centric approach, coupled with our ability to deliver our large, upholstered products through express couriers, is unique to the furniture industry.

Our business is rapidly evolving and intensely competitive. Retailers compete based on a variety of factors, including design, quality, price and customer service. Levels of competition and the ability of our competitors to attract customers through competitive pricing or other factors may impact our results of operations. Our competition includes furniture stores, big box retailers, department stores, specialty retailers and online furniture retailers and marketplaces. We believe our combination of proprietary products, brand strength, loyal customer base, omni-channel approach, technological platform, unique consumer experience, logistical advantages and seasoned management team allow us to compete effectively against and differentiate ourselves from the competition.

To succeed in this environment, we need to attract and retain a highly talented executive team with the leadership skills and experience to drive our business goals and increase stockholder value. We do this by offering competitive, market-based pay packages with short- and long-term incentive opportunities that reward strong performance. We believe this compensation structure and “pay for performance” philosophy aligns the long-term interests of our executive officers with the interests of our stockholders.

In fiscal 2021, our business faced both rapid growth and operational challenges as a result of COVID-19 requiring intense focus, dedication and flexibility from our executives and other associates. In response to this dynamic and uncertain environment, we temporarily reduced the cash compensation of our named executive officers and Directors by 20%, and other associates by graduated levels, to appropriately manage the business and cash levels. RSUs were granted to our named executive officers to offset the reduction in cash compensation. In October 2020 we restored cash compensation levels for all associates (other than senior management) and in December 2020 we restored cash compensation levels for our NEOs and Directors. We expect to continue to adjust our approach to compensation, including executive and Director compensation, to respond to our needs and market conditions.

FY 2021 PROXY STATEMENT	22

As we look past this unprecedented year, we are confident that Lovesac’s unyielding commitment to sustainable products that are built to last a lifetime and designed to evolve is a distinct and compelling competitive advantage. We expect that adherence to our Designed for Life philosophy will not only drive continued growth and profitability but will also help us reach our newly stated goal: to operate a 100% circular and sustainable business model, reaching targets of zero waste and zero emissions by 2040.

Our Compensation Objectives

The current objectives of our executive compensation program are to:

●	Recruit, incentivize and retain highly qualified executives who have the experience and leadership skills necessary to grow our business;
●	Reward executives for achieving our financial, strategic and operational goals, and individual performance goals, both short- and long-term;
●	Align the interests of our executives with those of our stockholders;
●	Reflect our long-term corporate strategy;
●	Promote a balanced approach to risk; and
●	Provide compensation that is competitive and reasonable relative to peers and the overall market.

Our Compensation Committee will regularly evaluate the components and structure of the Company’s compensation program to ensure that it continues to fulfill its objectives and will make adjustments as needed.

Elements of Compensation

Our executive compensation program has three primary components -- base salary, annual cash-based incentives and long-term equity-based incentives. We believe that these elements help attract and retain qualified individuals, link individual performance to Company performance, focus the efforts of our NEOs and other executives on the achievement of both our short-term and long-term objectives, and align the interests of our executives with those of our stockholders.

In addition, a significant portion of our NEO’s total target direct compensation (for Mr. Nelson and Mr. Krause 76%, and for Ms. Dellomo 69%), on average, is at-risk, meaning it is earned only if the Company achieves its performance goals or the value of the award is dependent upon the stock price. Taken together, these elements form a competitive compensation package that achieves our overall compensation objectives as further described in the following table and narrative.

Component	CEO / COO(1)	CFO(1)	Description
Base Salary			Fixed compensation for performing day-to-day job responsibilities. Reviewed annually for potential adjustment based on market competitiveness, change in responsibilities and other factors.
Annual Incentive			Annual performance-based award opportunity based on achievements related to Company performance metrics and targets established by the Compensation Committee.
Long-Term Incentives			Equity awards designed to reward executives for strong long-term performance, serve as a retention tool and to align the interests of executives and stockholders.

(1)	Percentages are based on target values at grant.

FY 2021 PROXY STATEMENT	23

We also provide our associates, including our NEOs and other executives, with comprehensive benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, and flexible spending accounts. We do not offer perquisites to our NEOs.

Executive Compensation Program Snapshot

Our Compensation Committee regularly evaluates our compensation philosophy and the components of our compensation program to ensure that they are effectively driving the Company’s strategic objectives and promoting strong performance while remaining market competitive. The following table summarizes the components our executive compensation program.

Component	Type	Terms
Salary	Cash	Fixed amount of compensation, reviewed annually for potential adjustment based on market competitiveness, changes in responsibilities and other factors.
Annual Incentive	Cash	Annual performance-based award opportunity based on achievements with respect to the Company’s net sales and adjusted EBITDA performance.
Long-Term Incentives	Time-based Restricted Stock Units (RSUs)	Time-based RSUs vest in three equal installments over three years subject to continued employment through each vesting date. RSUs are payable in shares of Company stock upon vesting. Unvested RSUs are forfeited upon termination from the Company.
	Performance-based RSUs (PSUs)	Eligible to vest based on the Company’s achievements with respect to net sales and adjusted EBITDA targets pre-established by the Compensation Committee for the applicable performance period. Once vested, PSUs are payable in shares of Company stock. Unearned PSUs are forfeited.
	Stock Options	Eligible to vest on the third anniversary of the grant date if the average closing price of Company stock has been at least $75 for 40 consecutive trading days during the period beginning on the date of grant and ending on the third anniversary of the grant date, subject to continued service with the Company. Provides the opportunity to receive any appreciation in value between the stock price on the date of grant and the date the shares issued upon exercise of the option are sold. No new stock options were granted during fiscal 2021.
Retirement	401(k)	A qualified safe harbor 401(k) plan that provides participants with the opportunity to defer a portion of their compensation and receive a Company matching contribution equal to 100% of deferrals up to 4% of gross pay.

FY 2021 PROXY STATEMENT	24

Compensation Decision-Making

Role of the Compensation Committee

The Compensation Committee is responsible for establishing, approving and adjusting compensation arrangements for our NEOs, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements. The Compensation Committee also evaluates the performance of our NEOs taking into consideration Company performance achievements relative to the Company’s long-term business and financial goals. The Compensation Committee is comprised of independent Directors and works closely with its independent consultant, FW Cook, and senior executives to assess the effectiveness of the Company’s executive compensation program throughout the year.

Compensation decisions for our NEOs are made by the Compensation Committee with input from FW Cook for fiscal 2021. The Compensation Committee reviews the cash and equity compensation of our NEOs with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as it determines to be appropriate.

The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate compensation levels. The Compensation Committee will also consider other factors in determining compensation including those set forth below, and may pay above, at, or below the peer group median, including:

▪	The performance and experience of each NEO;
▪	The scope and strategic impact of the NEO’s responsibilities;
▪	Our past business performance and future expectations;
▪	Our long-term goals and strategies;
▪	The difficulty and cost of replacing high-performing leaders with in-demand skills; and
▪	The relative compensation among our NEOs.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, as needed to carry out its duties. The Compensation Committee engaged FW Cook to assist in guiding and executing our executive and director compensation strategy, assessing the target total direct compensation opportunities of our executive officers relative to market practices, developing a compensation peer group and advising on executive compensation decisions for fiscal 2021.

FW Cook does not provide any services to us other than the services provided to the Compensation Committee. Our Compensation Committee has assessed the independence of FW Cook and has concluded that no conflict of interest exists with respect to the work that FW Cook performs for the Compensation Committee.

FY 2021 PROXY STATEMENT	25

Compensation Peer Group

The Compensation Committee reviews market data of companies that we believe are comparable to us. The Compensation Committee, with assistance from FW Cook, determined our peer group for fiscal 2021 based on several factors, including industry classification, company size, and other qualitative and business-related factors. Each year, the Compensation Committee examines our compensation peer group to ensure that it continues to reflect these factors and will make adjustments as needed.

Our peer group for fiscal 2021 compensation decisions consisted of 24 companies the majority of which are consumer goods companies. The Compensation Committee referred to compensation data from this peer group when making base salary, annual incentive award and long-term incentive award decisions for our NEOs. The following is a list of the companies that comprised our fiscal 2021 peer group.

Compensation Peer Group

+	Clarus	+	Funko	+	Natural Health Trends	+	Remark Holdings	+	Vince
+	Delta Apparel	+	Gaia	+	Nautilus	+	Rocky Brands	+	Weyco Group
+	Duluth Holdings	+	Hooker Furniture	+	Nutrisystem	+	RumbleOn	+	Youngevity
+	e.l.f. Beauty	+	J. Jill	+	PetMed Express	+	Tandy Leather	+	ZAGG
+	Freshpet	+	Leaf Group	+	Quotient Technology	+	Vera Bradley

Fiscal 2021 Compensation

Base Salaries

We pay base salaries to our NEOs to compensate them for their performance of their day-to-day responsibilities and provide regular income. The salaries are based on each NEO’s experience, leadership skills, and scope of responsibilities with reference to competitive market pay levels provided by FW Cook. Base salaries are reviewed on an annual basis by our Compensation Committee in consultation with FW Cook. Base salaries may be adjusted to maintain competitive pay positioning, reflect changes in responsibilities and other factors. In April of fiscal 2021, base salaries for the NEOs were reduced by 20% in response to changes in the business resulting from COVID-19. To offset the base salary reductions, RSUs were granted to the named executive officers. Base salaries were restored for our NEOs effective December 1, 2020 and increased by 2% as part of the Compensation Committee’s annual compensation review.

Annual Incentive Plan (AIP) Compensation

A significant portion of each NEO’s compensation is tied to Company performance. We provide for annual performance-based cash incentive opportunities for our NEOs (“AIP Award”) based on achievements relative to Company financial and strategic objectives. Target AIP Award levels are based on a percentage of our NEOs’ base salaries paid during the applicable performance year and informed by market data and Compensation Committee judgment. Actual awards amounts are based on actual achievement relative to certain levels of Company performance (Threshold, Target, Stretch and Maximum) established by the Compensation Committee. Performance is measured at the end of the fiscal year and actual payouts range from zero to a maximum capped at 100% of the NEO’s base salary as shown in the following table:

	Payout Levels based on Performance Levels (1)
	Threshold		Target		Stretch		Maximum
Name	Performance	Payout	Performance	Payout	Performance	Payout	Performance	Payout
Shawn Nelson	50% of target	$122,400	100% of target	$244,800	150% of target	$367,200	200% of target	$408,000
Jack Krause		$122,400		$244,800		$367,200		$408,000
Donna Dellomo		$95,625		$191,250		$286,875		$382,500

(1)	Threshold performance results in a payout of 30% of the NEO’s base salary. Target performance results in a payout of 60% of Mr. Nelson’s and Mr. Krause’s base salary, and 50% of Ms. Dellomo’s base salary. Stretch performance results in payout of 90% of Mr. Nelson’s and Mr. Krause’s base salary, and 75% of Ms. Dellomo’s base salary. Maximum performance results in payout capped at 100% of each NEO’s base salary.

FY 2021 PROXY STATEMENT	26

Fiscal 2021 AIP Awards

Company Performance Metrics

For fiscal 2021 AIP Awards, the Compensation Committee selected metrics and weightings that balance a growth measure (net sales) and a profitability-related measure (adjusted EBITDA). In addition, to drive strong customer service the Company established targets for post-purchase customer satisfaction (“CSAT”) survey results as a condition to maximum payout eligibility. The performance levels for each metric are based on Company operating and financial plans and other factors. The following table shows the metrics, weightings, performance levels and actual results for fiscal 2021 which resulted in the NEOs earning the Maximum AIP Award payouts referenced in the prior table and included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 31.

Metrics	Weight	Performance Levels(2)					Actual Results	Weighted Payout Percent
Net Sales (Growth measure)	50%	Threshold:	$290	M	=	50%	$320.7M	100%
		Target:	$305	M	=	100%
		Stretch:	$317	M	=	150%
		Maximum:	$320	M	=	200%
Adjusted EBITDA(1) (Profitability-related measure)	50%	Threshold:			—	50%	$28.3	100%
		Target:	$5	M	=	100%
		Stretch:	$6.8	M	=	150%
		Maximum:	$9	M	=	200%
Total Performance Percent								200%

(1)	Non-GAAP measure. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, finance expenses and certain other charges and gains that we do not believe reflect our underlying business performance.

(2)	The Company exceeded its CSAT target for fiscal 2021 resulting in maximum payout eligibility on the net sales and adjusted EBITDA metrics.

Long-Term Incentive Compensation

To encourage a strong focus on long-term performance, our Compensation Committee grants our NEO’s stock-based awards, the value of which depends on our stock performance and other performance measures. The Compensation Committee generally awards long-term incentive compensation in the form of time-based RSUs and performance-based PSUs. Long-term incentive awards are generally granted to our NEOs annually and grant amounts are determined based on various factors including Company performance and market practices.

FY 2021 PROXY STATEMENT	27

In fiscal 2021, the Compensation Committee awarded long-term incentives to the NEOs under our Equity Plan in the form of RSUs (36% weighting for Mr. Nelson and Mr. Krause, and 28% weighting for Ms. Dellomo) and PSUs (64% weighting for Mr. Nelson and Mr. Krause, and 72% for Ms. Dellomo). The Compensation Committee selected this award mix to make a significant portion of our NEOs incentive award opportunities contingent upon performance. Target award values for RSUs and PSUs were determined based on peer group data provided by FW Cook. The table below shows the long-term incentive target award values for fiscal 2021 for each of the NEOs:

FISCAL 2021 LONG-TERM INCENTIVE TARGET AWARD VALUES	RSU ($)	PSU ($)	Total Value ($)
Shawn Nelson	370,106	671,632	1,041,738
Jack Krause	370,106	671,632	1,041,738
Donna Dellomo	173,540	456,222	629,762

Actual RSU and PSU award amounts are determined by dividing the target award values by a conversion rate equal to the average closing price of a share of the Company’s common stock for the 30-day trading period prior to the date of grant.

Fiscal 2021 PSU and RSU Awards

PSUs. The Compensation Committee grants performance-based awards to align executive compensation with stockholder interests. PSU awards are granted to our NEOs and can be earned based on achievement of predefined Company performance metrics measured and certified by the Compensation Committee at the end of each performance period. The Compensation Committee sets performance targets at the beginning of each performance period and the performance targets may change from year to year. PSUs are paid in shares of Company stock. If the NEO is not employed by the Company on the payout date, earned PSUs are forfeited. Unearned PSUs shall vest in full upon involuntary termination without cause or a change in control.

●	PSU1. In fiscal 2021, PSUs could be earned by our NEOs based on Company performance relative to the net sales and adjusted EBITDA performance targets set forth in the following table as measured for the 12-month performance period ending January 31, 2021 (“PSU1s”). If the PSU1s do not vest because the targets were not achieved for the most recently completed fiscal year, then the tranche will be eligible for vesting based on the next full fiscal year’s performance at the time such subsequent fiscal year performance is measured. Unvested PSU1s may be carried forward in this manner only one year and may only be carried forward twice during the three fiscal year vesting period. If the Company achieves the performance targets for a given 12-month performance period, they are paid in shares of Company stock in three equal installments on the anniversary of the grant date.

Based on the performance ranges and actual results shown in the following table, the NEOs earned 100% of their target PSU1 award for the performance period ending January 31, 2021 representing one-third of their total PSU1 award, or 7,144 shares for each of Mr. Nelson and Mr. Krause, and 2,721 shares for Ms. Dellomo.

Metrics	Weight	Performance Ranges					Actual Results	Payout Percent
Net Sales (Growth measure)	50%	Threshold:	$275	M	=	50%	$320.7M	50%
		Target:	$305	M	=	100%
Adjusted EBITDA(1) (Profitability measure)	50%	Threshold:	$4.5	M	=	50%	$28.3M	50%
		Target:	$5	M	=	100%
Total Payout Percent								100%

(1)	Non-GAAP measure. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, finance expenses and certain other charges and gains that we do not believe reflect our underlying business performance.

●	PSU2. The Compensation Committee granted PSUs to our NEOs that are eligible to vest if the Company achieves certain stretch net sales and adjusted EBITDA performance targets over a four-year performance period ending in fiscal 2024 (“PSU2s”). PSU2s are eligible to vest in the fiscal year in which the Company achieves both the net sales and adjusted EBITDA targets but no later than June 5, 2024. Once earned, PSU2s are payable in the year earned. If both targets are not achieved PSU2s are forfeited.

RSUs. RSUs provide incentives for executives to remain employed by the Company to execute the Company’s long-term strategic goals. The Compensation Committee believes that RSUs tie compensation to Company performance, given that the value of an RSU can increase or decrease with our stock price. Generally, RSUs vest in three equal annual installments on the anniversary of the grant date. Vested shares are settled in common stock following the anniversary of each grant date provided that the executive remains employed by the Company on such date. Unvested RSUs are forfeited upon termination of employment. Unvested RSUs shall vest in full upon involuntary termination without cause or a change in control. In fiscal 2021, in addition to the grants made in June, RSUs were granted to our NEOs in April to restore lost compensation from COVID-related base salary reductions which RSUs fully vested in January 2021.

FY 2021 PROXY STATEMENT	28

Fiscal 2020 PSU Awards

In fiscal 2020, the NEOs were granted PSUs that could be earned based on achievement of predefined Company performance metrics measured and certified by the Compensation Committee at the end of three 12-month performance periods ending in fiscal 2020, 2021 and 2022 (“2020 PSUs”). For the 12-month performance period ending January 31, 2021, the Compensation Committee established the same net sales and adjusted EBITDA targets for the 2020 PSUs as those set for the PSU1s. Based on the performance ranges and actual results shown in the table above, the NEOs earned 100% of their target 2020 PSUs for the performance period ending January 31, 2021 representing one-third of their total 2020 PSU award, or 2,668 shares for each of Mr. Nelson and Mr. Krause, and 1,049 shares for Ms. Dellomo.

Retirement or Similar Benefit Plans

401(k) Plan

Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time associates. The TLC 401(k) Plan provides associates with the opportunity to save for retirement on a tax-favored basis. The 401(k) Plan calls for elective deferral contributions, safe harbor matching 100% contributions, not to exceed 4% of their compensation with immediate vesting, and profit-sharing contributions. All our associates (both full-time and part-time) (except for union associates and nonresident aliens) are eligible to participate in the 401(k) Plan as of the day of the month they complete one (1) month of service and are over the age of 21.

Post-Employment Agreements

For a description of the material terms of each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company or a change in the named executive officer’s responsibilities following a change in control, see the section entitled “Executive Employment Arrangements.”

Other Compensation Policies

Associate Benefits

 We provide associate benefits to all eligible associates, including our NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain associates. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs. There are no perquisites offered to our NEOs.

Clawback Policy

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, our Equity Plan requires award recipients, including our NEOs, who either knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, to reimburse the Company for (i) the amount of any payment in settlement of an award received by such award recipient during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the Company during such 12-month period.

FY 2021 PROXY STATEMENT	29

Insider Trading, Anti-Hedging and Pledging Policies

We have an Insider Trading Policy that requires our senior executive officers, including our NEOs, to pre-clear transactions in our common stock with the Company’s finance and legal department. Trading is permitted only during specified quarterly Company open trading periods. Our NEOs may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These trading plans may be entered into only during an open trading period, must be approved by the Company’s finance and legal department, and must include a waiting period prior to commencement of trading under the plan. An executive bears the full responsibility if he or she violates the Company policy by permitting shares to be bought or sold without pre-clearance or when trading is restricted.

 In addition, our policy prohibits our Directors, officers, and associates from (i) purchasing financial instruments that are designed to hedge or offset any decrease in the market value of our common stock, or (ii) engaging in hedging transactions to offset any decrease in the market value of our common stock. Our policy also prohibits our directors, executive officers and associates from pledging shares of our common stock as collateral for margin loans without prior approval from our Board of Directors.

CEO Succession Planning

 Our Nominating Committee is delegated with the responsibility for CEO succession planning. As part of its responsibility, the Nominating Committee ensures that succession planning is an ongoing discussion recognizing that leadership development and assessment are critical to our continued success. As part of that discussion, the Nominating Committee reviews the key attributes that a CEO of the Company would need to possess in order to maximize his or her success. The Nominating Committee reviews and discusses its succession planning activities and related considerations with the full Board of Directors which then provides valuable input on important succession-related actions and decisions making the process iterative between the Board of Directors and the Nominating Committee and therefore responsive to the Company’s needs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Executive Compensation section with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Executive Compensation section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

THE COMPENSATION COMMITTEE

Mary Fox, Chair John Grafer William Phoenix Shirley Romig

FY 2021 PROXY STATEMENT	30

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)
Shawn Nelson	2021	341,847	—	1,266,865	—	408,000	10,914	1,619,626
Chief Executive Officer	2020	382,692	—	1,985,408	2,285,288	—	14,431	4,667,819
	2019	350,000	300,000	1,764,442	—	175,000	12,285	2,601,727
Jack Krause	2021	341,847	—	1,266,865	—	408,000	10,914	1,619,626
President and Chief	2020	382,692	—	721,851	761,761	—	14,431	1,880,735
Operating Officer	2019	350,000	50,000	700,185	—	175,000	17,077	1,292,262
Donna Dellomo	2021	320,478	—	762,092	—	382,500	11,444	1,094,014
EVP and Chief	2020	357,692	50,000	351,824	380,884	—	14,431	1,154,831
Financial Officer	2019	325,000	100,000	336,083	—	130,000	16,700	907,783

(1)	The Salary column reflects base salaries paid during the years shown, and for fiscal 2021 (from April until December), reflect 20% base salary reductions in response to changes in the business resulting from COVID-19.
(2)	The Stock Awards column reflects the grant date (April 14, 2020 and June 5, 2020) fair value of RSUs, PSU1s and PSU2s granted to the NEOs, as computed in accordance with FASB ASC Topic 718. The methods and assumptions that we used to calculate these amounts are discussed in Note 7 to our consolidated financial statements included in our 2021 Annual Report for the fiscal year ended January 31, 2021. The aggregate grant date fair value for each type of award assumes the satisfaction of all relevant conditions.
(3)	For fiscal 2021, the Non-Equity Incentive Plan Compensation column reflects payments made under the Company’s annual incentive plan based on performance relative to net sales, adjusted EBITDA and CSAT targets established by the Compensation Committee for the 12- month performance period ended January 31, 2021.
(4)	Amounts shown represent 401(k) matching contributions.

FY 2021 PROXY STATEMENT	31

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(4)	Awards ($)(5)
Shawn Nelson
AIP	06/05/2020	122,400	244,800	408,000	—	—	—	—	—
RSU	06/05/2020	—	—	—	—	—	—	21,434	382,383
PSU1(2)	06/05/2020	—	—	—	10,716	21,433		—	382,365
PSU2(3)	06/05/2020	—	—	—	—	24,759	—	—	441,701
RSU	04/14/2020	—	—	—	—	—	—	9,338	60,417
Jack Krause
AIP	06/05/2020	122,400	244,800	408,000	—	—	—	—	—
RSU	06/05/2020	—	—	—	—	—	—	21,434	382,383
PSU1(2)	06/05/2020	—	—	—	10,716	21,433		—	382,365
PSU2(3)	06/05/2020	—	—	—	—	24,759	—	—	441,701
RSU	04/14/2020	—	—	—	—	—	—	9,338	60,417
Donna Dellomo
AIP	06/05/2020	95,625	191,250	382,500	—	—	—	—	—
RSU	06/05/2020	—	—	—	—	—	—	8,166	145,681
PSU1(2)	06/05/2020	—	—	—	4,082	8,165		—	145,664
PSU2(3)	06/05/2020	—	—	—	—	23,212	—	—	414,102
RSU	04/14/2020	—	—	—	—	—	—	8,755	56,645

(1)	NEOs can earn AIP Awards between 0% and 200% of target based on net sales and adjusted EBITDA performance relative to targets pre-established by the Compensation Committee. Performance is measured at the end of a 12-month performance period ending January 31, 2021.

(2)	Reflects PSU1s that may be earned based on achievements relative to net sales and adjusted EBITDA performance targets pre-established by the Compensation Committee. NEOs are eligible to earn between 50% and 100% of the target award. PSU1s are payable in shares of the Company’s common stock. See the section “Fiscal 2021 PSU and RSU Awards” on page 28 for additional information.

(3)	Reflects PSU2s that are eligible to vest on June 24, 2024 if the Company achieves certain stretch net sales and adjusted EBITDA performance targets pre-established by the Compensation Committee no later than fiscal 2024. If both targets are not achieved, PSU2s are forfeited. PSU2s are payable in shares of the Company’s common stock.
(4)	Reflects RSUs that vest in three equal annual installments on each of the first, second, and third anniversaries of the grant date, subject to continued service with the Company through the vesting date.

(5)	Reflects the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the awards reported, see Note 7 to the Company’s consolidated financial statements in the Company’s 2021 Annual Report for the fiscal year ended 2021.

FY 2021 PROXY STATEMENT	32

Executive Employment Arrangements

We have agreements with our named executive officers, which include provisions regarding post-employment compensation. We do not have a formal severance policy or plan applicable to our NEOs however their employment agreements offer certain severance protections. On October 2, 2019, the Company amended the employment agreements of each of the NEOs, dated October 26, 2017. Each employment agreement provides for a base salary, adjusted from time to time, and a target bonus. Each employment agreement has a term commencing on October 2, 2019 and continuing until terminated (i) upon the death of the NEO, (ii) upon the NEO’s disability, (iii) for cause, (iv) with good reason or without cause, or (v) voluntarily. The employment agreements also provide for, among other things, the following: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with the NEO’s employment; (ii) paid vacation leave; (iii) health benefits; and (iv) a severance payment equal to eighteen months of base salary (for Mr. Nelson) and twelve months of base salary (for Mr. Krause and Ms. Dellomo) upon termination for Good Reason or by the Company without Cause (as defined in the employment agreements), with restrictive covenants applicable for a corresponding period after termination. The employment agreements for our NEOs are filed as exhibits to the Company’s 2021 Annual Report for the fiscal year ended 2021.

In fiscal 2021, the Compensation Committee exercised its discretion and adjusted the base salaries for each of the NEOs set forth in their employment agreements by 2% and their annual incentive plan targets, each as described on page 26.

Amended and Restated 2017 Equity Incentive Plan

Awards of equity are made pursuant to our Equity Plan. The Equity Plan enables us to offer incentives that will assist us to attract, retain and motivate associates, including our NEOs, and Directors. We may provide these incentives through the grant of stock options, restricted stock units, performance units and other cash-based or stock-based awards.

The Equity Plan is administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the Equity Plan, the Compensation Committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The Equity Plan authorizes the Compensation Committee, without further stockholder approval, to provide for the cancellation of stock options with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment.

In the event of a change in control as described in the Equity Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board of Directors who are not employees will automatically be accelerated in full. The Equity Plan also authorizes the Compensation Committee, in its discretion, to cancel any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

FY 2021 PROXY STATEMENT	33

The Equity Plan will continue in effect until it is terminated by the administrator, but no later than 10 years from its effective date. The administrator may amend, suspend or terminate the Equity Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each Named Executive Officer certain information concerning their outstanding equity awards as of January 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Shawn Nelson	6/05/2019	330,224	38.10	6/05/2029	5,337	301,754	2,669		150,905
	6/05/2020	—	—	—	21,434	1,211,878	14,289	(4)	807,900
	6/05/2020	—	—	—	—	—	24,759	(5)	1,399,874
Jack Krause	6/05/2019	110,081	38.10	6/05/2029	5,337	301,754	2,669		150,905
	6/05/2020	—	—	—	21,434	1,211,878	14,289	(4)	807,900
	6/05/2020	—	—	—	—	—	24,759	(5)	1,399,874
Donna Dellomo	6/05/2019	55,041	38.10	6/05/2029	2,100	118,734	1,051		59,424
	6/05/2020	—	—	—	8,166	461,706	5,444	(4)	307,804
	6/05/2020	—	—	—	—	—	23,212	(5)	1,312,406

(1)	Reflects stock options granted on the date shown which are eligible to vest on the third anniversary of the grant date if the average closing price of the Company’s common stock has been at least $75 for 40 consecutive trading days during the period beginning on the date of grant and ending on the third anniversary of the grant date, subject to continued service with the Company.
(2)	Reflects RSUs which vest in three equal annual installments on the anniversary of the grant date.
(3)	Reflects the market value of the shares underlying RSUs as of January 31, 2021, based on the closing price of our common stock of $56.54 per share on January 29, 2021, the last trading day of fiscal 2021.

(4)	Reflects PSU1s which could be earned based on the Company’s performance relative to net sales and adjusted EBITDA targets discussed on page 28. Once earned PSU1s are paid in shares of Company stock in three equal installments on the anniversary of the grant date provided that the executive is employed by the Company at the time of vesting.

(5)	Reflects PSU2s which could be earned based on the Company’s performance relative to stretch net sales and adjusted EBITDA targets discussed on page 28. Once earned PSUs are paid in shares of Company stock in the year earned provided that the executive is employed by the Company at the time of vesting.

(6)	Reflects the market value of the shares underlying PSU1s and PSU2s, as applicable, as of January 31, 2021, assuming performance at target, and based on the closing price of our common stock of $56.54 per share on January 29, 2021, the last trading day of fiscal 2021.

FY 2021 PROXY STATEMENT	34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by:

■	each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

■	each of our current Directors, nominees and named executive officers, and

■	all of our current executive officers, Directors and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of April 12, 2021, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

We have based our calculation of the percentage of beneficial ownership on 15,018,030 shares of our common stock outstanding as of April 12, 2021. Except as otherwise noted, the address of each person or entity in the following table is c/o The Lovesac Company, Two Landmark Square, Suite 300, Stamford, Connecticut 06901.

Name	Number of Outstanding Shares Owned	Shares Subject to Options, Warrants and RSUs(14)	Total Beneficial Ownership	Percent of Shares Outstanding
5% Stockholders:
Alliance Bernstein(1)	1,491,128	—	1,491,128	9.9%
Entities affiliated with Satori(2)	1,117,670	—	1,117,670	7.4%
Granahan Investment Management, Inc.(3)	923,886	—	923,886	6.2%
Janus Henderson Group PLC(4)	878,978	—	878,978	5.9%
Entities affiliated with Scopus Capital(5)	800,000	—	800,000	5.3%
Hood River(6)	771,620	—	771,620	5.1%
Executive Officers, Directors and Nominees:
Shawn Nelson(7)(8)	228,374	21,374	249,748	1.7%
Jack Krause	123,012	19,624	142,636	1.0%
Donna Dellomo	72,512	7,541	80,053	*
Andrew Heyer(9)(10)	777,083	4,126	781,209	5.2%
Mary Fox	4,868	4,126	8,994	*
John Grafer(11)	1,124,701	4,126	1,128,827	7.5%
Sharon Leite	—	—	—	*
Walter McLallen(12)	6,259	4,126	10,385	*
William Phoenix(13)	20,103	4,126	24,229	*
Shirley Romig	4,868	4,126	8,994	*
All Executive Officers, Directors and Nominees as a group (10 persons)	2,361,780	73,295	2,435,075	16.1%

*	Represents beneficial ownership of less than one percent (1%).

(1)	Based on information contained in a Schedule 13G/A filed by AllianceBernstein L.P. (“Alliance”) on February 8, 2021 reporting ownership of these shares as of December 31, 2020. According to the Schedule 13G/A, Alliance reported that, as of December 31, 2020, it had sole voting power for 1,417,051 shares of our common stock, sole dispositive power for 1,462,513 shares of our Common Stock, and shared dispositive power for 28,615 shares of our Common Stock. Alliance’s address is 1345 Avenue of the Americas, New York, NY 10105.

FY 2021 PROXY STATEMENT	35

(2)	Based on information contained in a Schedule 13G/A jointly filed by Satori Capital, LLC (“Satori Capital”), SCGPM, LLC (“SCGPM”), Satori Capital Strategic Opportunities GP, LLC (“Satori CSOGP”), Satori Capital Strategic Opportunities, LP (“Satori CSO”), Satori Capital III GP, LLC (“SCIIIGP”), Satori Capital III, LP (“SCIII”), Sunny Vanderbeck and Randy Eisenman (together, the “Satori Holders”) filed on February 12, 2021, reporting ownership of these shares as of December 31, 2020. SCGPM is wholly owned and controlled by Satori Capital, which is indirectly owned and controlled by Sunny Vanderbeck and Randy Eisenman through entities that Sunny Vanderbeck or Randy Eisenman own or control. SCGPM is the manager of Satori CSOGP and SCIIIGP and may be deemed to share voting and dispositive power with respect to the shares held by Satori CSO and SCIII. Satori CSOGP, is the general partner of Satori CSO, which directly holds 776,951 shares of common stock. SCIIIGP is the general partner of SCIII, which directly holds 338,556 shares of Common Stock. Numbers of shares of common Stock beneficially owned by Satori Capital, Mr. Vanderbeck and Mr. Eisenman also include shares of common stock issued in respect of certain restricted stock units (“RSUs”) granted to John Grafer, a partner at Satori Capital, by the Company, in connection with his service as a member of the board of directors of the Company. Pursuant to the policies of Satori Capital, Mr. Grafer holds the RSUs granted to him by the Company as a nominee on behalf, and for the sole benefit, of Satori Capital. Mr. Grafer disclaims beneficial ownership of any such RSUs and any common stock issued in respect thereof, and of any other securities held by the Satori Holders. Each of Satori CSOGP, SCIIIGP, SCGPM, Satori Capital, Mr. Vanderbeck, Mr. Eisenman and each entity through which Mr. Vanderbeck and Mr. Eisenman indirectly owns or controls Satori Capital disclaims beneficial ownership of the securities held by Satori CSO and SCIII. The address for each of these Satori Holders is 2501 N. Harwood St., 20th Floor, Dallas, Texas 75201.
(3)	Based on information contained in a Schedule 13G filed by Granahan Investment Management, Inc. (“Granahan”) on January 21, 2021 reporting ownership of these shares as of December 31, 2020. According to the Schedule 13G, Granahan reported that, as of December 31, 2020, it had sole voting power for 683,275 shares of our common stock and sole dispositive power for 923,886 shares of our common stock. Granahan’s address is 404 Wyman Street, Suite 460, Waltham, MA 02451.
(4)	Based on information contained in a Schedule 13G/A filed by Janus Henderson Group plc (“Janus”) on February 11, 2021 reporting ownership of these shares as of December 31, 2020. Janus has an indirect 97% ownership stake in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“JCM”), Perkins Investment Management LLC (“Perkins”), Henderson Global Investors Limited (“HGIL”) and Janus Henderson Investors Australia Institutional Funds Management Limited (“JHIAIFML”), (each an “Asset Manager” and collectively as the “Asset Managers”). Due to the above ownership structure, holdings for the Asset Managers are aggregated. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus may be deemed to be beneficial owner of 878,978 shares of our common stock held by such Managed Portfolios. However, JCM does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus’s address is 201 Bishopsgate, EC2M 3AE United Kingdom
(5)	Based on information contained in a Schedule 13G filed jointly on March 15, 2021 by Mr. Alexander Mitchell, Scopus Capital, Inc. (“SCI”), Scopus Asset Management, L.P. (“SAMLP”) and Scopus Advisors, LLC (“SALLC”), (collectively, the Reporting Persons”) reporting ownership of these shares as of March 5, 2021. According to the Schedule 13G, the Reporting Persons reported that, as of March 5, 2021, Mr. Mitchell, SCI and SAMLP have shared voting and dispositive power of all such shares, and SALLC has shared voting and dispositive power for 746,496 of such shares. SALLC is the general partner of one or more private funds (together the “Funds”) and is deemed to have beneficial ownership of the Common Stock beneficially owned by the Funds. SAMLP is the investment advisor of the Funds and is deemed to have beneficial ownership of the Common Stock beneficially owned by the Funds. SCI is the general partner of SAMLP and is deemed to have beneficial ownership of the Common Stock beneficially owned by SAMLP. Mr. Mitchell holds 100% of the ownership interest in each of SALLC and SCI and is deemed to have beneficial ownership of the Common Stock beneficially owned by each such entity. The address for each Reporting is c/o Scopus Asset Management, L.P., 717 Fifth Avenue, 21st Floor, New York, NY 10022.
(6)	Based on information contained in a Schedule 13G filed by Hood River Capital Management LLC (“Hood River”) on February 16, 2021 reporting ownership of these shares as of December 31, 2020. According to the Schedule 13G, Hood reported that, as of December 31, 2020, it had sole dispositive power for 771,620 shares of our common stock. Hood River’s address is 2373 PGA Blvd., Suite 200, Palm Beach Gardens, FL 33410.
(7)	Includes 106,145 shares of common stock held by The LDPV Holding Trust, dated October 1, 2018, of which Mr. Nelson’s spouse is trustee and Mr. Nelson has sole authority over the disposition of the shares of common stock held by the trust.
(8)	Includes 120,000 shares of common stock pledged by Mr. Nelson to secure a loan as approved by the Board of Directors.
(9)	Based on information contained in a Schedule 13D/A filed jointly by on February 19, 2021 by Mr. Andrew R. Heyer reporting ownership as of February 16, 2021 of (i) sole voting and dispositive power for 195,886 shares of our common stock of which 19,830 are held of record by Andrew R. Heyer 2007 Associates, L.P., an entity which Mr. Heyer controls, and 18,457 are held of record by Heyer Investment Management LLC, an entity which Mr. Heyer controls, and (ii) shared voting and dispositive power for 574,166 shares of our common stock of which 425,798 shares are held by Mistral Equity Partners, LP, which is managed by an affiliated entity controlled by My. Heyer, 116,418 shares are held by Mistral Equity Partners QP, LP, which is managed by an affiliated entity controlled by Mr. Heyer, and 31,950 shares held by MEP Co-Invest, LLC, which is an entity controlled by Mr. Heyer.
(10)	Includes 7,031 shares of common stock acquired upon the vesting of RSUs which have been deferred.
(11)	Mr. Grafer may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by Satori Capital Strategic Opportunities, LP (“Satori CSO”) and Satori Capital III, LP (“SCIII”). Mr. Grafer disclaims beneficial ownership of the securities held by Satori CSO and SCIII. Includes 7,031 shares of common stock acquired upon the vesting of RSUs which have been deferred.
(12)	Includes 4,868 shares of common stock acquired upon the vesting of RSUs which have been deferred.
(13)	Includes 7,031 shares of common stock acquired upon the vesting of RSUs which have been deferred.
(14)	Reflects RSUs, options and warrants exercisable within sixty days of April 12, 2021.

FY 2021 PROXY STATEMENT	36

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since February 1, 2020, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Related Party Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, the Audit Committee is responsible for reviewing and approving related party transactions. The policy applies to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved will, or may be expected to, exceed $120,000 with respect to any fiscal year, and in which we (or one of our subsidiaries) are a participant and in which a related party has or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the Audit Committee will consider the nature of the related party’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related party; the potential effect of the transaction on the status of a Director as an independent, outside or disinterested Director or committee member; and any other factors the Audit Committee may deem relevant.

Monitoring and Management Services Agreements

On May 24, 2010, Sac Acquisition LLC and Mistral Capital Management, LLC (“Mistral”) entered into a monitoring and management services agreement, as amended on January 25, 2016, (the “Monitoring Agreement”). The Monitoring Agreement was subsequently assumed by the Company, along with Sac Acquisition LLC’s other liabilities. Certain of our directors are members and principals of Mistral. Pursuant to the terms of the Monitoring Agreement, Mistral agreed to provide certain monitoring and financial advisory services in exchange for an annual fee of $400,000 (the “Monitoring Fee”) and the reimbursement of reasonable out-of-pocket expenses incurred in connection with the performance of services under the Monitoring Agreement. The Monitoring Agreement provides for customary exculpation and indemnification provisions in favor of Mistral and each of its affiliates and automatically renews on an annual basis unless terminated by Mistral.

The parties amended and restated the Monitoring Agreement effective upon the consummation of our IPO (the “A&R Monitoring Agreement”). Under the arrangement, Mistral agreed to terminate its right of first offer to act as financial advisor to the Company and, for so long as Mistral is receiving the Monitoring Fee, Mistral agreed that none of its officers or employees will accept cash director fees from the Company for their service as directors of the Company. The Monitoring Fee continued at its current rate during the term of the A&R Monitoring Agreement which ended on January 31, 2021. For services rendered under the A&R Monitoring Agreement, Mistral received fees totalling $444,140 during fiscal 2021, which included $44,140 of reimbursable out of pocket expenses.

On March 30, 2017, the Company and Satori Capital, LLC (“Satori”), entered into a letter agreement (the “Letter Agreement”) pursuant to which, among other things, Satori would provide certain monitoring and financial advisory services in exchange for an annual fee of $100,000 and the reimbursement of reasonable out-of-pocket expenses incurred in connection with the performance of services under the agreement. One of our directors is a principal of Satori. The Letter Agreement provided for customary exculpation and indemnification provisions in favor of Satori and each of their respective affiliates.

On June 22, 2018, the Company and Satori amended the Letter Agreement (the “A&R Letter Agreement”), to grant to Satori 50,000 shares of common stock, in connection with the performance of services to the Company. In addition, pursuant to Satori’s A&R Letter Agreement, Satori was paid a fee of $125,000 at the same time that Mistral was paid its fee relating to refinancing of the Company’s credit agreement. For services rendered to the Company, Satori received fees totalling $159,947 during fiscal 2021 which included $51,614 of reimbursable out of pocket expenses. The A&R Letter Agreement with Satori ended on January 31, 2021.

Blueport Commerce Agreement

On November 16, 2016, the Company engaged Blueport Commerce (“Blueport”), a company owned in part by investment vehicles affiliated with Mistral to evaluate a transition plan to convert to the Blueport platform. One of our directors is a member and principal of Mistral and one is a director of Blueport. The Company launched on the Blueport platform in February 2018. There were $2,143,392 of fees incurred with Blueport for sales transacted through the Blueport platform during fiscal 2021. There was an additional $663,572 of fees incurred with Blueport during fiscal 2021 related to our early termination of the Blueport agreement in order to launch a new enhanced ecommerce platform. There were no amounts payable as of January 31, 2021.

FY 2021 PROXY STATEMENT	37

Proposal 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Marcum LLP as the independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending January 30, 2022 and recommends that stockholders vote in favor of the ratification of such appointment. Stockholder ratification of the selection of Marcum LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of Marcum LLP to stockholders for ratification as a matter of good governance. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Marcum LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Fees

We regularly review the services and fees from our independent registered public accounting firm, Marcum LLP. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, Marcum LLP periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, Marcum LLP provided various other services during fiscal 2021 and 2020. The Audit Committee has determined that Marcum LLP’s provision of these services, which are described below, does not impair Marcum LLP’s independence with respect to the Company.

The following table shows the aggregate fees paid or accrued for audit and other services provided for fiscal 2021 and 2020:

	FY2021	FY2020
Audit fees(1)	$280,933	$305,125
Audit-related fees(2)	12,875	12,875
Tax fees	—	—
All other fees	—	—
Total fees	$293,808	$318,600

(1)	Audit fees for fiscal 2021 and 2020 consisted of fees for the audit of the Company’s annual consolidated financial statements, including audited financial statements presented in our 2021 Annual Report, review services in connection with quarterly Form 10-Qs and services that are normally provided in connection with regulatory filings, including registration statements, for those years.

(2)	Audit-related fees for fiscal years 2021 and 2020 consisted primarily of the audits of certain employee benefit plans.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy.

Vote Requirement

Approval of the ratification of the appointment of Marcum LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting or represented by proxy and entitled to vote on this proposal.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

FY 2021 PROXY STATEMENT	38

Other Matters

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Marcum LLP, or Marcum, our independent registered public accounting firm for the year ending January 31, 2021, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2021 and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2021.

The Audit Committee has also reviewed and discussed with Marcum the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Marcum those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, Marcum provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Marcum’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Marcum its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended January 31, 2021.

THE AUDIT COMMITTEE

Walter McLallen, Chair Mary Fox William Phoenix Shirley Romig

FY 2021 PROXY STATEMENT	39

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, certain officers and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed for fiscal 2021, except for the following: for Mr. Phoenix, two Form 4s representing three transactions; for Mr. Krause, one Form 4 representing two transactions; for Ms. Romig, one Form 3 and two Form 4s representing three transactions; for Ms. Fox, one Form 3 and two Form 4s representing 3 transactions; and for Mr. McLallen, one Form 3.

Stockholder Proposals for Fiscal 2022 Annual Meeting of Stockholders

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act relating to the Company’s fiscal 2022 Annual Meeting of Stockholders to be held in 2022 must be received by the Company at the principal executive offices of the Company no later than the close of business on February 7, 2022. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in fiscal 2022 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on March 9, 2022 and not earlier than the close of business on February 7, 2022. However, if the Company changes the date of the 2022 Annual Meeting of Stockholders to a date more than 30 days before or after the anniversary of the fiscal 2021 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of our By-Laws and be submitted in writing to the Secretary at the principal executive offices. Proposals should be addressed to The Lovesac Company, Two Landmark Square, Suite 300, Stamford, Connecticut, 06901.

Stockholder Communications

Any security holder of the Company wishing to communicate with the Board of Directors may write to: Board of Directors, c/o Secretary, Two Landmark Square, Suite 300, Stamford, Connecticut 06901, or by email at InvestorRelations@lovesac.com. The Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Secretary. The board of directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, https://investor.lovesac.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

We currently know of no other matters to be voted on at the 2021 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Shawn Nelson
April 26, 2021 Stamford, CT	Shawn Nelson Chief Executive Officer

FY 2021 PROXY STATEMENT	40

ANNUAL MEETING OF STOCKHOLDERS OF

THE LOVESAC COMPANY

June 7, 2021

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22259

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730300000000000000 9 060721

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Mary Fox
- ○ John Grafer
- ○ Andrew Heyer
- ○ Sharon Leite
- ○ Walter McLallen
- ○ Shawn Nelson
- ○ Shirley Romig

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR" ALL NOMINEES in Proposal 1 and "FOR" Proposals 2 and 3.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting of

THE LOVESAC COMPANY

June 7, 2021 at 10:00 AM Eastern Time

virtually at http://www.viewproxy.com/LovesacCompany/2021/

Register at http://www.viewproxy.com/LovesacCompany/2021/ by 11:59 PM Eastern Time on June 4, 2021.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/24/2021.

Please visit http://www.astproxyportal.com/ast/22259, where the following materials are available for view:

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)**
E-MAIL: info@astfinancial.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

TELEPHONE: To vote by telephone, please visit **www.voteproxy.com** to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1. Election of Directors:

NOMINEES:

Mary Fox
John Grafer
Andrew Heyer
Sharon Leite
Walter McLallen
Shawn Nelson
Shirley Romig

Please note that you cannot use this notice to vote by mail.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.